CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-71703 on Form N-1A of our report dated July 23, 2024, relating to the financial statements and financial highlights of CCM Community Impact Bond Fund, appearing in the Annual Report on Form N-CSR of Community Capital Trust for the year ended May 31, 2024, and to the references to us under the headings "Financial Highlights" and “Service Providers” in the Prospectus and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 27, 2024